Exhibit 99.1

News from Great Lakes Dredge & Dock Corporation For further information contact: Katie Hayes, Investor Relations 630-574-3772

GREAT LAKES REPORTS SOLID START TO 2011

Company Continues to Dominate Beach Dredging Bid Market

Oak Brook, Illinois – May 3, 2011 – Great Lakes Dredge & Dock Corporation (NASDAQ:GLDD), the largest provider of dredging services in the United States and a major provider of commercial and industrial demolition services, today reported financial results for the quarter ended March 31, 2011.

Commentary

President & Chief Financial Officer Bruce Biemeck said, “We have had a good start to the year with total revenue of $155.3 million and Adjusted EBITDA (as defined below) of $24.6 million in the first quarter of 2011. The dredging fleet, both domestic and foreign, remained well employed throughout the quarter. The rivers and lakes market contributed minimally as expected due to freezing conditions in the market it serves. The demolition segment worked on some of the lower margin projects in backlog, but also added projects to backlog which are promising. Total backlog remains solid at quarter end, particularly with successful bids pending award and we see good bidding opportunities during the coming quarter.”

Chief Executive Officer Jonathan Berger added, “As previously announced, we paid off our $175 million of senior subordinated notes through the issuance of $250 million of senior notes. This transaction allowed the Company to extend out its debt maturity and add capital for future growth at a lower interest rate. As a result of these transactions, the Company incurred an additional $6.2 million in expense. The components of this were a $2.9 million non-cash write off of deferred financing fees, a $2.2 million call premium on the $175 million notes, and $1.1 million in interest on the $175 million notes that were outstanding for 30 days after the debt was called. The impact of the $6.2 million, net of tax, was a reduction of $0.06 per share to diluted EPS.”

Mr. Berger continued, “As a part of our plan to integrate the demolition business, near the end of the first quarter we announced the resignation of the head of the demolition segment and minority owner of NASDI, LLC. We reacquired his interest in NASDI, LLC at no cost to the Company. We are working to more fully integrate the demolition segment with Great Lakes and garner operating efficiencies in that organization.

“As a result of the acquisition of the 35% minority interest, the Company incurred 100% of NASDI’s loss in the quarter, instead of only 65%. This lowered net income attributable to Great Lakes by $0.9 million for the quarter. Also, the acquisition of the minority owner’s interest and the employment termination resulted in the reversal of a $1.9 million accrual for potential future payments to the former manager. This accrual reversal was credited directly to equity rather than a credit to general and administrative expenses.”

2011 First Quarter Operating Results

	Q1 2011	Q1 2010
Revenue	$155.3 million	$161.4 million
Decrease	3.8%

The decrease in revenue is due primarily to a decrease in beach revenue and foreign capital revenue, partially offset by increases in domestic capital and maintenance revenue and demolition revenue. Beach revenue in the first quarter of 2010 was atypically high due to the Company’s significant beach backlog at the end of 2009. Although beach revenue declined in the first quarter of 2011, the Company was awarded or was successful bidder on approximately $90 million in beach projects since January 1, 2011. Capital dredging revenues included remaining work on the construction of sand berms off the coast of Louisiana, which accounted for approximately $15.7 million of the quarter’s revenue. The Company concluded work on the sand berms in April. Maintenance revenue increased compared to the prior year as projects that had been delayed due to continued work on the construction of sand berms were worked on in the first quarter of 2011. In addition, the rivers and lakes dredging market contributed $3.6 million in revenue, but as expected the contribution in the first quarter was small as much of the equipment was unable to work during the quarter due to freezing conditions. Rivers and lakes dredging backlog is strong as previously reported and the upcoming list of projects looks good for this market and for our equipment. The demolition segment experienced an increase in activity throughout 2010 that continued in the first quarter of 2011, with revenue increasing over 50% from the first quarter of 2010.

	Q1 2011	Q1 2010
Gross Profit	$27.7 million	$30.5 million
Gross Profit Margin	17.8%	18.9%

Gross profit margin (gross profit divided by revenue) improved from 19.4% to 20.5% in our dredging segment but declined slightly on a consolidated basis. This was due to negative gross profit in our demolition segment. Several projects incurred additional cost in the 2011 first quarter as these projects were in new markets. The demolition segment continued to struggle with the learning curve on these projects. These projects were substantially complete at quarter end and the demolition operations group is applying what they learned to upcoming projects.

	Q1 2011	Q1 2010
Operating Income	$15.6 million	$19.4 million
Decrease	19.6%

Operating income decreased from the 2010 first quarter due to the decreased gross profit as well as a $1.0 million increase in general and administrative expenses driven by an increase in amortization of intangibles related to the Matteson acquisition.

	Q1 2011	Q1 2010
Net Income attributable to Great Lakes	$2.4 million	$9.3 million
Per Diluted Share	$0.04	$0.16

Interest expense of $6.0 million increased by $2.7 million, compared to the prior year, primarily due to the issuance of the $250 million of 7.375% senior notes in the quarter and the subsequent redemption of the $175 million of 7.75% senior subordinated notes. Due to timing requirements, both of these notes were outstanding and accruing interest for approximately 30 days resulting in incremental interest expense of $1.1 million for the quarter. In addition, although the new notes have a lower interest rate, the increase in debt outstanding results in an increase in interest expense. Finally, the unrealized gain on the Company’s interest rate swaps decreased by $0.8 million compared to the first quarter of 2010 when interest rates were declining.

Net income attributable to Great Lakes decreased as a result of lower operating income as well as the higher interest expense and a debt restructuring expense of $5.1 million that the Company incurred in the quarter.

	Q1 2011	Q1 2010
Adjusted EBITDA	$24.6 million	$28.2 million
Decrease	12.8%

	March 31, 2011	March 31, 2010
Net Debt	$153.2 million	$155.0 million

Great Lakes had cash and cash equivalents of $104.5 million as of March 31, 2011. Outstanding debt consisted of $250 million of 7.375% senior unsecured notes and a $7.5 million note issued as a part of the Matteson acquisition. At March 31, 2011 the Company had $136.0 million of borrowings available under the revolving credit facility.

Bid Market & Backlog

The domestic dredging bid market for the first quarter of 2011 totaled $197 million, compared to $211 million in the first quarter of 2010. Great Lakes won 72%, or $35 million, of the beach nourishment projects awarded in the first quarter of 2011, as well as 21%, or $21 million, of the maintenance projects. In addition, the Company won 12%, or $6 million, of capital projects awarded in the quarter. For the quarter, the Company won 31% of the overall domestic bid market, below its three year average of 39%, mostly driven by the lack of capital work. However, as of April 30, 2011 Great Lakes won several projects, driving that win rate up to 42% through the first four months of the year, confirming that competitive factors and equipment utilization/deployment can result in significant variability in bid results in any given period.

The Company’s dredging backlog was $233 million at March 31, 2011 compared to $283 million as of December 31, 2010. These amounts do not reflect approximately $77 million of domestic low bids pending formal award and additional phases (“options”) pending on projects currently in backlog. In April, nearly $50 million of the $77 million of pending awards at March 31, 2011 were awarded. At December 31, 2010 the amount of domestic low bids pending award was $40 million.

Demolition services backlog was $80 million and $81 million at March 31, 2011 and December 31, 2010, respectively. Demolition continues to maintain a high level of backlog.

Commentary

Jonathan Berger continued, “After two record years, 2011 is poised to be another solid year for Great Lakes. Although we don’t currently foresee any extraordinary event in 2011 that will increase the market substantially such as the Deepwater Horizon oil spill in 2010 and the federal economic stimulus in 2009, we see beach and foreign work ahead that, if won, will provide good employment for our fleet. In addition, the devastating flooding and rains in the states along the Mississippi could require more maintenance dredging and rivers and lakes work. Our new rivers and lakes team stands ready to assist with the unfortunate events affecting river passage and levee protection.

“In addition, on April 21, 2011, the Natural Resource Trustees for the Deepwater Horizon oil spill (Trustees) announced that BP has agreed to provide $1 billion toward early restoration projects in the Gulf of Mexico to address injuries to natural resources caused by the spill. The Trustees include the states of Alabama, Florida, Louisiana, Mississippi and Texas and the Department of the Interior and the National Oceanic and Atmospheric Administration. According to their announcement, the Trustees will use the money to fund projects such as the rebuilding of coastal marshes, replenishment of damaged beaches, conservation of sensitive areas for ocean habitat for injured wildlife, and restoration of barrier islands and wetlands that provide natural protection from storms. As with the work previously done along the Gulf Coast, we anticipate that these projects will require a significant amount of dredging and may significantly expand the bid market. We are excited about the opportunity to work on these projects that have been long overdue to restore the coastline.

“We have seen an increase in activity in the foreign markets, particularly the Middle East. Several projects are being advertised that look to be good opportunities for our vessels. We are in negotiations for more projects for our hopper dredge Reem Island that is currently located in Brazil and completing a port deepening project there.

“The demolition business has maintained a strong backlog, with $80 million in backlog at quarter end. The transition to a new management team in the demolition business has gone well so far and we look forward to strengthening that business. Work on a $25 million bridge demolition project in Louisiana is a joint effort of demolition and dredging expertise. We currently see this business gaining momentum into 2011 while recognizing they face certain challenges as they enter new markets and move up the learning curve.

“As we have continually stated, visibility in our business more than six months out continues to be a challenge. While the long term fundamentals for the Company are strong, predicting which projects will be let for bid in the next twelve months is difficult. As a result, for the last two years we have deferred providing Adjusted EBITDA guidance until after the second quarter and will continue this policy in 2011.”

Jon Berger concluded: “We are pleased with our first quarter results, which are ahead of plan for our dredging operations, but we recognize that our demolition business requires greater attention. We are confident that with the changes made in the first quarter at our demolition business we are on the right path. While acknowledging there are challenges ahead, we feel encouraged as we look at near and long term opportunities for the Company. We again thank the Great Lakes team for their continued efforts in growing our business and delivering strong results for our shareholders.”

Use of Adjusted EBITDA

Adjusted EBITDA, as provided herein, represents net income (loss) attributable to Great Lakes Dredge & Dock Corporation, adjusted for net interest expense, income taxes, depreciation and amortization expense and debt restructuring expense. Adjusted EBITDA should not be considered an alternative to, or more meaningful than, amounts determined in accordance with accounting principles generally accepted in the United States of America (“GAAP”) including: (a) operating income as an indicator of operating performance; or (b) cash flows from operations as a measure of liquidity. As such, the Company’s use of Adjusted EBITDA, instead of a GAAP measure, has limitations as an analytical tool, including the inability to determine profitability or liquidity due to the exclusion of interest expense and the associated significant cash requirements and the exclusion of depreciation and amortization, which represent significant and unavoidable operating costs given the level of indebtedness and capital expenditures needed to maintain the Company’s business. For these reasons, the Company uses operating income to measure its operating performance and uses Adjusted EBITDA only as a supplement. Adjusted EBITDA is reconciled to net income (loss) attributable to Great Lakes Dredge & Dock Corporation in the table of financial results. (For further explanation, please refer to the Company’s SEC filings.)

Conference Call Information

The Company will conduct a quarterly conference call, which will be held on Tuesday, May 3, 2011 at 9:00 a.m. C.D.T. The call in number is 866-761-0748 and passcode is 30750778. The call can also be heard on the Company’s website, www.gldd.com under Events and Presentations on the investor relations page. Information related to the conference call will also be available on the investor relations page of the Company’s website. The conference call will be available by replay for two weeks, by calling 888-286-8010 and providing passcode 55133147.

The Company

Great Lakes Dredge & Dock Corporation is the largest provider of dredging services in the United States and the only U.S. dredging company with significant international operations. The Company is also one of the largest U.S. providers of commercial and industrial demolition services primarily in the Northeast. Additionally, the Company owns a 50% interest in a marine sand mining operation in New Jersey which supplies sand and aggregate used for road and building construction. Great Lakes employs over 150 degreed engineers, most specializing in civil and mechanical engineering, which contributes to its 121-year history of never failing to complete a marine project. Great Lakes has a disciplined training program for engineers which ensures experienced-based performance as they advance through Company operations. Great Lakes also owns the largest and most diverse fleet in the U.S. industry, comprised of over 200 specialized vessels.

Cautionary Note Regarding Forward-Looking Statements

Certain statements in this press release may constitute “forward-looking” statements as defined in Section 27A of the Securities Act of 1933 (the “Securities Act”), Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”), the Private Securities Litigation Reform Act of 1995 (the “PSLRA”) or in releases made by the Securities and Exchange Commission (“SEC”), all as may be amended from time to time. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of Great Lakes and its subsidiaries, or industry results, to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Statements that are not historical fact are forward-looking statements. Forward-looking statements can be identified by, among other things, the use of forward-looking language, such as the words “plan,” “believe,” “expect,” “anticipate,” “intend,” “estimate,” “project,” “may,” “would,” “could,” “should,” “seeks,” or “scheduled to,” or other similar words, or the negative of these terms or other variations of these terms or comparable language, or by discussion of strategy or intentions. These cautionary statements are being made pursuant to the Securities Act, the Exchange Act and the PSLRA with the intention of obtaining the benefits of the “safe harbor” provisions of such laws. Great Lakes cautions investors that any forward-looking statements made by Great Lakes are not guarantees or indicative of future performance. Important assumptions and other important factors that could cause actual results to differ materially from those forward-looking statements with respect to Great Lakes, include, but are not limited to, risks associated with Great Lakes’ leverage, fixed price contracts, dependence on government contracts and funding, bonding requirements and obligations, international operations, government regulation, restrictive debt covenants and fluctuations in quarterly operations, and those factors, risks and uncertainties that are described in Item 1A of its Annual Report on Form 10-K for the year ended December 31, 2010, and in other securities filings by Great Lakes with the SEC.

Although Great Lakes believes that its plans, intentions and expectations reflected in or suggested by such forward-looking statements are reasonable, actual results could differ materially from a projection or assumption in any forward-looking statements. Great Lakes’ future financial condition and results of operations, as well as any forward-looking statements, are subject to change and inherent risks and uncertainties. The forward-looking statements contained in this press release are made only as of the date hereof and Great Lakes does not have or undertake any obligation to update or revise any forward-looking statements whether as a result of new information, subsequent events or otherwise, unless otherwise required by law.

Great Lakes Dredge & Dock Corporation

Condensed Consolidated Statement of Operations

(Unaudited and in thousands, except per share data)

	Three Months Ended March 31,
	2011	2010

Revenues	$155,338	$161,400

Gross profit	27,700	30,484

General and administrative	(12,089)	(11,070)

Operating income	15,611	19,414

Other income (expense)
Interest expense- net	(5,950)	(3,220)
Equity (loss) in joint ventures	(591)	(722)
Loss on extinguishment of debt	(5,145)	—

Income before income taxes	3,925	15,472

Income taxes	(1,527)	(6,239)

Net income	2,398	9,233

Net (income) loss attributable to noncontrolling interest	(6)	93

Net income attributable to Great Lakes Dredge & Dock Corporation	$2,392	$9,326

Basic earnings per share attributable to Great Lakes Dredge & Dock Corporation	$0.04	$0.16
Basic weighted average shares	58,785	58,548

Diluted earnings per share attributable to Great Lakes Dredge & Dock Corporation	$0.04	$0.16
Diluted weighted average shares	59,265	58,703

Great Lakes Dredge & Dock Corporation

Reconciliation of Net Income attributable to Great Lakes Dredge & Dock Corporation to Adjusted EBITDA

(Unaudited and in thousands)

	Three Months Ended March 31,
	2011	2010

Net income attributable to Great Lakes Dredge & Dock Corporation	$2,392	$9,326
Adjusted for:
Loss on extinguishment of debt	5,145	—
Interest expense, net	5,950	3,220
Income taxes	1,527	6,239
Depreciation and amortization	9,566	9,439

Adjusted EBITDA	$24,580	$28,224

Great Lakes Dredge & Dock Corporation

Selected Balance Sheet Information

(Unaudited and in thousands)

	Period Ended
	March 31, 2011	December 31, 2010

Cash and cash equivalents	$104,529	$48,478
Total current assets	296,961	222,969
Total assets	765,811	693,825
Total short-term debt	2,679	2,803
Total current liabilities	127,847	132,817
Long-term debt	255,000	180,000
Total equity	281,237	276,825

Great Lakes Dredge & Dock Corporation

Supplementary financial data

(Unaudited and in thousands)

	Three Months Ended March 31,
	2011	2010

Net cash flows provided by (used in) operating activities	$(5,551)	$37,199

Great Lakes Dredge & Dock Corporation

Revenue and Backlog Data

(Unaudited and in thousands)

	Three Months Ended March 31,
Revenues (in thousands)	2011	2010
Dredging:
Capital - U.S.	$46,029	$44,087
Capital - foreign	21,871	25,572
Beach	17,857	38,605
Maintenance	47,239	40,777
Rivers and Lakes	3,601	—

Dredging Revenue	136,597	149,041
Demolition	18,741	12,359

Total Revenue	$155,338	$161,400

	As of
	March 31,
Backlog (in thousands)	2011	2010
Dredging:
Capital - U.S.	$88,404	$163,598
Capital - foreign	54,871	40,968
Beach	33,008	36,917
Maintenance	32,789	54,213
Rivers and Lakes	23,439	—

Dredging Backlog	232,511	295,696
Demolition	79,598	51,204

Total Backlog	$312,109	$346,900